Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

First Choice Healthcare Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Shares of Series D Preferred Stock, par value $0.001 (3)	457(o)	-	-	$13,800,000	.00015310	$2,112.78

	Equity	Series D Preferred Stock Warrants (3)	457(g)	-	-	-	-	-
	Equity	Shares of Common Stock, par value $0.001 issuable upon exercise of Series D Preferred Stock (3) (4)	457(i)	-	-	-	-	-
	Equity	Shares of Series D Preferred Stock issuable upon exercise of Series D Warrants (3) (5)	457(g)	-	-	$13,800,000	.00015310	$2,112.78
	Equity	Shares of Common Stock issuable upon conversion of Series D Preferred Stock underlying the Series D Preferred Stock Warrants (3) (5)	457(g)	-	-	-	-	-
	Equity	Shares of Common Stock issuable as dividends upon conversion of Series D Preferred Stock (3)	457(o)	-	-	$12,420,000	.00015310	$1,901.50
	Equity	Additional Shares of Common Stock issuable upon conversion of Series D Preferred Stock (3)	457(o)	-	-	$600,000	.00015310	91.86
	Equity	Common Stock, registered on behalf of selling shareholders (6)	457(o)	-	-	$3,600,000	.00015310	$551.16
Fees Previously Paid	–	–	–	–	–	–	–	–
Carry Forward Securities	–	–	–	–	–	–	–	–

	Total Offering Amounts					$44,220,000	.00015310	$6,770.08

	Total Fee Offsets

	Fees Previously Paid							$10,745.71

	Net Fee Due							$0

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes securities that the Underwriter has the option to purchase to cover over-allotments, if any.

(2)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)	The registrant may issue up to an aggregate of 2,400,000 shares of Series D Convertible Preferred Stock, par value $0.001 per share (the “Offered Preferred Stock”) and warrants (the “Warrants”) to purchase up to 2,400,000 shares of our Series D Convertible Preferred Stock, par value $0.001 per share. Each share of Offered Preferred Stock sold in the offering will be accompanied by one Warrant to purchase one share of Series D Convertible Preferred Stock. The shares of Offered Preferred Stock and the Warrants will be issued separately but can only be purchased together in this offering. The Offered Preferred Stock and the Warrants will be convertible and exercisable, as the case may be, immediately upon issuance, and the Warrants will expire on the fifth anniversary of the initial issuance date. The Offered Preferred Stock will be convertible at an assumed initial conversion price of $5 per share (“the “Conversion Price”) and the Warrants will be exercisable at an assumed initial exercise price of $5 per share. The initial public offering by the registrant also relates to: (a) up to 2,400,000 shares of common stock issuable upon the conversion of the Offered Preferred Stock, (b) up to 1,080,000 shares of common stock representing payment of dividends accrued on the Offered Preferred Stock in shares of common stock upon conversion of the Offered Preferred Stock, (c) up to 2,400,000 shares of Series D Convertible Preferred Stock issuable upon exercise of the Warrants (such shares of Series D Convertible Preferred Stock, the “Warrant Preferred Stock”), (d) up to 2,400,000 shares of common stock issuable from time to time upon the conversion of the Warrant Preferred Stock, (e) up to 1,080,000 shares of common stock representing payment of dividends accrued on the Warrant Preferred Stock in shares of common stock upon conversion of the Warrant Preferred Stock, and (f) up to 120,000 additional shares of common stock issuable from time to time upon conversion of the Series D Convertible Preferred Stock sold hereunder if the conversion price is lower than the initial conversion price of $5 per share.

(4)	No separate registration fee is payable pursuant to Rule 457(i) under the Securities Act.

(5)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(6)	Consists of (i) 668,886 shares of Common Stock; and (ii) 51,114 shares of Common Stock underlying warrants held by Puritan Partners LLC and Roderic Prat. For purposes of calculating the proposed maximum aggregate offering price, we have multiplied 720,000 representing the number of shares covered by the Resale Prospectus by an assumed price of $5.00 per share.